Exhibit 99.1

NEWS RELEASE

Contact: Sheri Henry Chief Financial Officer (ext. 132) sherih@amvproperties.com	1780 South Bellaire Street, Suite 100 Denver, CO 80222 Ph: (303) 297-1800 Fax: (303) 296-7353	Listed: AMEX Trading Symbol: AMV www.amvproperties.com

AMERIVEST ANNOUNCES LIQUIDATING CASH DISTRIBUTION

DENVER, CO, October 30, 2006 — AmeriVest Properties Inc. (AMEX: AMV), a real estate investment trust serving small to medium size office tenants, announced today that its Board of Directors has declared an initial liquidating cash dividend of $3.50 per share, payable from the proceeds of completed sales of properties under its July 17, 2006 purchase and sale agreement with Koll/PER, LLC (Koll/PER), a limited liability company owned by The Koll Company of Newport Beach, California and the Public Employee Retirement System of Idaho (PERSI).  The dividend will be paid November 16, 2006 to shareholders of record as of November 10, 2006.

To date, AmeriVest has closed six of the 12 properties being purchased by Koll/PER under the terms of the purchase and sale agreement.  The remaining properties are cross-collateralized by two loans, one of which is held by Morgan Stanley and the other of which is securitized.  Closings on the remaining properties will be scheduled as loan assumption approvals are received from AmeriVest’s mortgage lenders and other traditional closing activities are completed.  There can be no assurance that any additional closings will occur under the purchase and sale agreement or otherwise

Given the progress of asset sales to date, and to insure that a liquidating distribution is paid in 2006 to preserve the company’s REIT status for the year, the Board of Directors has elected to make this initial distribution at this time.  There can be no assurance with respect to the timing or amount of any other distribution or distributions to be made by AmeriVest.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, is a company in liquidation.  Prior to liquidation approval, AmeriVest provided Smart Space for Small Business® in Denver, Phoenix, and Dallas, through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  In May 2006, the Company’s shareholders approved a plan of complete liquidation.  Further information about AmeriVest is available at www.amvproperties.com.

The Koll Company, with its principal office in Newport Beach, California, currently owns and manages approximately 4.0 million square feet of existing multi-tenant, light industrial and suburban office space and has an additional 1.1 million square feet under development or in the planning stage.  Further information on Koll is available at www.koll.com.

The Public Employee Retirement System of Idaho (PERSI) is a $9 billion public pension plan headquartered in Boise, Idaho.  Their website is www.persi.state.id.us.   PERSI is advised by Chadwick Saylor Capital Management Inc., a registered investment advisor based in Los Angeles and Atlanta.  Their website is www.chadwicksaylor.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual results to differ materially include, without limitation, the uncertainties with closing any or all of the anticipated asset sales, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting and from time to time in the Company’s filings with the Securities and Exchange Commission.